UDR Announces Retirement of Harry G. Alcock, Senior Vice President and Chief Investment Officer

Denver, CO., March 14, 2024 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust and GRESB Sector Leader for its sustainability leadership, announced today that Harry G. Alcock, Senior Vice President and Chief Investment Officer (“CIO”), will retire from the role of CIO effective July 31, 2024, at which time he will transition to a consulting role with a focus on transactions. H. Andrew Cantor, UDR’s Senior Vice President – Acquisitions and Dispositions, will continue to oversee the Company’s transactions platform, as he has for the last 12 years of his more than 14-year tenure with UDR. Bob McCullough, UDR’s Senior Vice President – Development, will continue to oversee the Company’s development platform, as he has during his 11-year tenure with UDR.

“Harry has been with UDR for more than 13 years and I have had the pleasure of working closely with him for approximately 30 years during our careers,” said Tom Toomey, UDR’s Chairman and Chief Executive Officer. Mr. Toomey continued, “Harry has been a trusted partner and his contributions to the Company have helped UDR thoughtfully and accretively grow from an $8 billion enterprise in 2010 to a $20 billion enterprise today. I am thankful that UDR and its investors have benefitted from Harry’s expertise, and we wish Harry well in his retirement.”

Mr. Alcock stated, “I am grateful for the opportunity to have been an integral part of such a wonderful organization and culture at UDR. The Company is in a great position going forward under the direction of Tom and our deep bench of talented investment professionals led by H. Andrew Cantor, Bob McCullough, Doug Fee, and Andrew Lavaux.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2023, UDR owned or had an ownership position in 60,336 apartment homes including 359 homes under development. For over 51 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135